Exhibit A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A common shares, US$0.00001 par value, per share of XP Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2020

ITAÚ UNIBANCO HOLDING S.A.

By:	/s/ Alexsandro Broedel Lopes
Name: Alexsandro Broedel Lopes
Title: Executive Officer

ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.

By:	/s/ Alexsandro Broedel Lopes
Name: Alexsandro Broedel Lopes
Title: Officer